                                    FORM SB-2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        GREAT XPECTATIONS MARKETING, INC.
                 (Name of small business issuer in its charter)


               8925 STERLING STREET, SUITE 120, IRVING TEXAS 75063
                                 (972) 929-2900
          (Address and telephone number of principal executive offices)


               8925 STERLING STREET, SUITE 120, IRVING TEXAS 75063 (Address of principal place of business or intended principal place of business)


                                FORREST E. WATSON
                                    PRESIDENT
                        GREAT XPECTATIONS MARKETING, INC.
                              8925 STERLING STREET
                                    SUITE 120
                                IRVING, TX 75063
                                 (972) 929-2900
           (Name, address, and telephone number of agent for service)


   APPROXIMATE DATE OF PROPOSED DISTRIBUTION TO THE PUBLIC: DECEMBER 31, 1998


                                   Copies to:

   T. ALAN OWEN, ESQ.                              H. DAWSON FRENCH, ESQ.
   T. ALAN OWEN & ASSOCIATES, P.C.                 FRENCH & HAMILTON
   1112 EAST COPELAND ROAD                         14651 NORTH DALLAS PARKWAY
   SUITE 420                                       SUITE 434
   ARLINGTON, TEXAS 76011                          DALLAS, TEXAS 75240
   (817) 460-4498                                  (972) 404-1414

                         CALCULATION OF REGISTRATION FEE






-------------------------------------------------------------------------------------------------------------------
Title of Each          Amount to be         Proposed Maximum              Proposed Maximum          Amount of
Class of Sec-          Registered           Offering Price                Aggregate Offering        Registration
urities to be                               Per Share                     Price                     Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock            6,768,490           $0.001 (1)                    $6,768.49 (1)             $1.88 (1)

Par Value of
$0.001/share
-------------------------------------------------------------------------------------------------------------------
Total                   6,768,490                                                                   $1.88
-------------------------------------------------------------------------------------------------------------------




    (1) The shares are being distributed to stockholders as a dividend. The shares have nominal value which is assessed as the par value of the stock, $0.001.







--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        GREAT XPECTATIONS MARKETING, INC.

                              Cross Reference Sheet
                            (Pursuant to Rule 404 and
                           Item 501 of Regulation S-B)


                                                                                        Caption or Heading
Item in Form SB-2                                                                          In Prospectus
-----------------                                                                       -------------------
1.       Front of the Registration
         Statement and Outside Front
         Cover Page of Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . Outside Front Cover
                                                                                        Page

2.       Inside Front and Outside Back
         Cover Pages of Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . . . Outside Front Cover
                                                                                        Page; Table of Con-
                                                                                        tents; Additional
                                                                                        Information

3.       Summary Information
         o        Summary of Prospectus . . . . . . . . . . . . . . . . . . . . . . . . Summary of
                                                                                        Prospectus (Page 2)

         o        Summary Financial Data. . . . . . . . . . . . . . . . . . . . . . . . Summary Financial
                                                                                        Data (Page 3)

         Risk Factors
         o        Potential inadequacy of capital
         o        Marketing network
         o        No recent profit from operations. . . . . . . . . . . . . . . . . . . Risk Factors (Page 4)

4.       Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable

5.       Determination of
         Offering Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Distribution of Secur-
                                                                                        ities of Great Xpecta-
                                                                                        tions (Page 7)

6.       Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable

7.       Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable


8.       Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Distribution of Secur-
                                                                                        ities of Great Xpecta-
                                                                                        tions (Page 7)

9.       Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Litigation (Page 18)

10.      Directors, Executive Officers,
         Promoters, and Control Persons . . . . . . . . . . . . . . . . . . . . . . . . Management of Great
                                                                                        Xpectations (Page 14)

11.      Security Ownership of
         Certain Beneficial Owners
         and Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Principal Security
                                                                                        Holders of Great
                                                                                        Xpectations (Page 16)

12.      Description of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . Description of Secur-
                                                                                        ities of Great Xpecta-
                                                                                        tions (Page 18)

13.      Interest of Named
         Experts and Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Certain Transactions
                                                                                        (Page 16)

14.      Disclosure of Commission
         Position on Indemnification
         for Securities Act Liabilities . . . . . . . . . . . . . . . . . . . . . . . . Management - Indem-
                                                                                        nification of Directors
                                                                                        and Officers (Page 15)

15.      Organization Within Last
         Five Years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Great Xpectations
                                                                                        (Page 4)

16.      Description of Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . Great Xpectations
                                                                                        (Page 4); Manage-
                                                                                        ment's Discussion and
                                                                                        Analysis (Page 12)

17.      Management's Discussion and
         Analysis or Plan of Operation  . . . . . . . . . . . . . . . . . . . . . . . . Management's Dis-
                                                                                        cussion and Analysis
                                                                                        of Financial Condition
                                                                                        and Results of Opera-
                                                                                        tions (Page 12)


18.      Description of Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . Financial Statements

19.      Certain Relationships and
         and Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . Management of Great
                                                                                        Xpectations (Page 14)

20.      Market for Common
         Equity and Related
         Stockholder Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Risk Factors (Page 4);
                                                                                        Distribution of Secur-
                                                                                        ities of Great Xpecta-
                                                                                        tions (Page 7)

21.      Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . Management of Great
                                                                                        Xpectations (Page 14)

22.      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Financial Statements

23.      Changes In and Disagree-
         ments with Accountants
         on Accounting and
         Financial Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable

PROSPECTUS

                        GREAT XPECTATIONS MARKETING, INC.

                7,268,490 SHARES OF $0.001 PAR VALUE COMMON STOCK

                     --------------------------------------

         OWNERSHIP OF THE COMMON STOCK OF GREAT XPECTATIONS MARKETING, INC. INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 4 FOR A DISCUSSION OF THESE RISKS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        --------------------------------


         This prospectus relates to the distribution by GlobeNet International I, Inc., a Delaware corporation, of 6,768,490 shares of the common stock of Great Xpectations as a dividend to the holders of record of GlobeNet common stock on June 5, 1998. The 6,768,490 shares of the Great Xpectations constitute all of its presently issued and outstanding shares of common stock. GlobeNet determined that spinning-off the stock of Great Xpectations would be in the best interest of GlobeNet's stockholders. This spin-off will give the common stockholders of GlobeNet an equity position in two publicly held companies that engage in direct marketing of products and services.

         Certificates evidencing 6,768,490 shares of Great Xpectations will be distributed by mail within a reasonable time after the date of this prospectus on the basis of 1 share of Great Xpectations' common stock for each 2 shares of GlobeNet.

         Clinton H. Howard, the President and Chairman of the Board of GlobeNet, owns, directly or indirectly, 53.67% of the stock of GlobeNet. As a result of this spin-off, Mr.
Howard will own a majority of Great Xpectations' stock.

         GlobeNet is bearing all of the expenses of this spin-off, which is estimated to be approximately $50,000.

         There is no trading market for the common stock of Great Xpectations.

         The date of this prospectus is April 9, 1999.

                              SUMMARY OF PROSPECTUS

GREAT XPECTATIONS

         Great Xpectations was incorporated in Texas on April 10, 1995, and reincorporated in Nevada on December 31, 1998. Its principal executive office address and telephone number are:

                           Great Xpectations Marketing, Inc.
                           8925 Sterling Street
                           Suite 120
                           Irving, Texas 75063
                           (972) 929-2900.

         At the time of its formation, the main business of Great Xpectations was to provide marketing services for direct marketing companies, and soon most of Great Xpectations's business was related to Mighty Power U.S.A., Inc. Effective as of April 1, 1997, Great Xpectations purchased the assets and certain liabilities of Health Thru Nature, Inc., a Texas corporation, and Mighty Power USA, L.C., a Texas limited liability company.

         Simultaneously with Great Xpectations' purchase of the assets of Heath Thru Nature, Inc. and Mighty Power USA, L.C., the following occurred:

         1. All of the issued and outstanding stock of Great Xpectations was acquired by Mighty Power U.S.A., Inc., GlobeNet's predecessor in interest; and

         2. GlobeNet Inc., a Texas corporation, merged into Mighty Power U.S.A., Inc. Following the merger, Mighty Power U.S.A., Inc. changed its name to GlobeNet International I, Inc.

         Even while a wholly owned subsidiary of GlobeNet, Great Xpectations always operated independently from its parent. Great Xpectations is currently engaged in the direct marketing of a line of nutritional supplements and automobile and home care products and service products through a network of independent distributors. Historically, the nutritional products have accounted for over 90% of Great Xpectations's sales, but it is anticipated that the service products will become a significant portion of its total sales in the future. Great Xpectations had over 2,500 members in its direct marketing network as of December 31, 1998, all of whom are located in the United States.

OFFICES

         Great Xpectations presently leases, through its wholly owned subsidiary, GX Marketing, Inc., approximately 6,696 square feet of office/warehouse space at a rental rate of $4,500 per month Great Xpectations' office/warehouse lease expires on January 31, 2002. Approximately 1,700 square feet of the warehouse space is subleased to an art framing company for $1,000 per month. Great Xpectations does not manufacture any of the products that it sells, and it does not have or need manufacturing facilities as it buys its products (custom designed and manufactured) from a third party manufacturer.

MANAGEMENT

         The directors and executive officers of Great Xpectations are Forrest
E. Watson, Ed.D. and Everett Sparks. Dr. Watson, who is also a director of GlobeNet, will resign from that position with GlobeNet upon the date of this prospectus.


                             SUMMARY FINANCIAL DATA

         The following summary financial data should be read in conjunction with the Financial Statement and related Notes which comprise a part of this prospectus.



STATEMENT OF OPERATION DATA:                               DECEMBER 31
                                                     1998              1997
                                                     ----              ----
 Sales                                           $   1,234,217    $   1,641,068
 Net income (loss) from operations               $    (928,494)   $     (62,775)
 Income taxes (benefit)                          $     (71,900)   $        --
 Net income (loss)                               $    (856,594)   $     (62,775)
 Income (loss) per share                         $       (0.13)   $       (0.01)
 Weighted average shares outstanding                 6,768,490        6,768,490



                                                           DECEMBER 31
                                                      1998            1997
                                                      ----            ----
BALANCE SHEET DATA:
 Cash and cash equivalent                        $      41,229    $     155,987
 Working capital (deficiency)                    $    (461,406)   $    (228,646)
 Total assets                                    $     263,148    $     663,046
 Retained earnings (deficit)                     $    (928,895)   $     (72,301)
 Total shareholders' equity (deficit)            $    (411,904)   $      27,699



            OWNERSHIP OF GREAT XPECTATIONS' COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PRIOR TO INVESTING IN GREAT XPECTATIONS' COMMON STOCK, INVESTORS SHOULD CAREFULLY CONSIDER AND EVALUATE THE MATTERS DISCUSSED BELOW IN "RISK FACTORS".

                                  RISK FACTORS

         1. POTENTIAL INADEQUACY OF CAPITAL. As of December 31, 1998, Great Xpectations only has $41,229 cash available for operating funds. This sum may very well be inadequate for all product purchases and payroll requirements of Great Xpectations during calendar year 1999.

         2. MARKETING NETWORK. In 1997, Great Xpectations lost approximately 50% of its distribution network to its competitors, with the number of its distributors falling from 5,204 to 2,720. This loss weakened Great Xpectations financially by reducing its income. The loss of these distributors further damaged Great Xpectations financially by requiring it to incur additional expenses necessary to rebuild its distributor network. Great Xpectations was only able to meet all of its cash needs in 1997 by deferring officers' salaries, and there is no certainty that Great Xpectations' income will be sufficient to cover all of its operating costs and rebuild its distributor network.

         3. NO RECENT PROFIT FROM OPERATIONS. Great Xpectations has not made a profit from its operations in the last two years (1997 and 1998). As a result, there is a possibility that Great Xpectations will be unprofitable in 1999.


                                GREAT XPECTATIONS

            Great Xpectations was incorporated under the laws of the State of Texas on April 10, 1995, with 100,000 shares of $0.01 par value common stock authorized. Great Xpectations was reincorporated in the State of Nevada on December 31, 1998, with 50,000,000 shares of $0.001 par value common stock authorized and 20,000,000 shares of $0.001 par value Preferred Stock authorized.

            In 1997, Great Xpectations crossed a critical period in its operations by surviving the loss of a large number of its distributors. Great Xpectations' distributor network was raided by a competitor and approximately 60% of the leadership members in the network were lost, along with many of the leaders' down line network personnel. Prior to the raid, Great Xpectations had more than 5,000 distributors. Following this loss of distributors, sales were sufficient to cover all cash expenses, but certain accruals (such as additional compensation to officers) has not yet been paid. From the low ebb of 2,000 distributors at the beginning of 1998, Great Xpectations had recovered to a level of slightly more than 2,500 distributors as of December 31, 1998.

            At the end of 1997, Great Xpectations addressed several issues that they believed would help them recruit and retain sales associates. The most significant of these were decisions to add new products to its product line and provide a greater support base for its distributors. Until recently, Great Xpectations and its distributor network focused the majority of their marketing efforts on consumable products such as vitamins and dietary supplements, skin creams, and automobile and home care (cleaning) products. However, sales of these products require continuous contact with the end user, or re-selling, and are traditionally cyclical in nature, with very low sales in the months of August, December, and January.

            Commencing in March 1998, Great Xpectations has emphasized the development and acquisition of service products more than sales of consumable products and recruitment of distributors. As a result, overall sales did not increase as expected. However, on December 1, 1998, the Great Xpectations' distribution network began selling the following service products: (a) Internet access service; (b) long distance telephone service; and (c) a family benefit package. The amount of sales of the service products were greater than expected by Great Xpectations' management, and it is anticipated that at some point the sale of service products will be the largest source of revenue for Great Xpectations. Additionally, once the service products are subscribed to by a customer, the income generated from them is not cyclical and represents a more stable source of cash flow for Great Xpectations and its distributor network. As a result of these service product sales, Great Xpectations is starting to receive stable, reliable cash flow.

            The new products have given Great Xpectations' sales associates the ability to sell additional products to their existing customer base and have provided new ways to gain introductions to potential customers and potential sales associates. The greater level of sales support now being supplied by Great Xpectations provides the distributor network members with a greater feeling of comfort, knowing that their support needs and requirements will be met, without question, by Great Xpectations' corporate office staff. The initial results have shown that these adjustments/changes are working well. Sales for 1998 are down 24.79% compared to sales in 1997, but Great Xpectations believes that this decline in sales was brought on by Great Xpectations focusing the majority of its efforts on the development and acquisition of service products that generate stable cash flow (not traditional direct marketing cyclical cash flow) during most of 1998, as sales have increased at a rapid rate during the month of December 1998. Great Xpectations believes that the new focus on service products, in conjunction with sales of existing product lines, will result in a net profit for the calendar year 1999.

         There is an ample supply of the raw materials needed for the manufacture/blending of the products sold by Great Xpectations. The companies that manufacture the nutritional supplements sold by Great Xpectations are:

                  SK Labs, Anaheim, California
                  Dews Research Labs, Mineral Wells, Texas
                  Summa Labs, Fort Worth, Texas
                  Production Labs, Vista, California

         The company that manufactures/blends the household cleaning products sold is Global Marketing, Dallas, Texas.

         The Internet access service sold by Great Xpectations is provided by Epoch Network, Inc., Irvine, California. The long distance telephone service sold is provided by NCN Communications, Inc., Phoenix, Arizona, a reseller for WorldTel, Santa Anna, California.

         The family benefit package sold, which consists of discounted rates for various health care providers, is provided by Plan USA, Houston, Texas.

         Fortunately, Great Xpectations is not dependent on just a few customers for its sales, as its customer basis consists of thousands of individuals.

         Great Xpectations holds no patents on the products that it sells, but it does hold the "Great Xpectations" trademark. Further, Great Xpectations does not owe any person or entity any royalty on the products it sells, it simply buys and resells products.

         Most of the products that are sold by Great Xpectations do not require any type of government approval. However, on the ones that do require approval (i.e., cleaning products), such approval is obtained by the manufacturer/blender of such products prior to Great Xpectations' buying the products. There is no government regulation applicable to the Internet service sold by Great Xpectations. The Federal Communications Commission regulates the long distance telephone service sold by Great Xpectations, but such regulation is applicable only to the actual service provider.

         In the past two fiscal years Great Xpectations has spent approximately $25,000 on researching new products and services ($12,000 in 1997 and $13,000 in 1998). These costs were incurred by Great Xpectations for purpose of attempting to identify products and services that could be sold to increase future sales and profits.

         Great Xpectations does not sell any products that are hazardous. As a result, it has no expenditures, money or time, relating to environmental law compliance.

         Great Xpectations currently has two executive officers. They are Dr. Forrest E. Watson, President and Treasurer, and Everett Sparks, Vice President, Secretary, and Chief Financial Officer. Additionally, Great Xpectations relies heavily on the talent and experience of Connie Marwitz, the President of GX Marketing, Inc., Great Xpectations' principal subsidiary.

         There are some risk factors associated with being an investor in Great Xpectations that are common to many public companies. A brief discussion of such common risk factors is set forth below:

         1. Dependence on officers and directors. Great Xpectations will be substantially dependent upon the experience and knowledge of its two principal officers and directors, Forrest E. Watson, Ed.D. and Everett Sparks. The loss to Great Xpectations of either or both of such persons could be expected to be detrimental to Great Xpectations. Great Xpectations has entered into written employment agreements with Dr. Watson, who will serve as Great Xpectations' President and Treasurer, and Mr. Sparks, who will serve as Great Xpectations' Vice President and Chief Financial Officer and Secretary for the calendar year 1999. Under the terms of the Employment Agreements, Dr. Watson and Mr. Sparks will act in the above-stated capacities without cash compensation until Great Xpectations is profitable.

         2. Absence of trading market for the common stock. No market for trading the common stock currently exists and there is no assurance that a market ever will develop or, should such ever be established, that it will be maintained. The common stock does not now, and may never, qualify for listing on any securities exchange. In the absence of an over-the-counter market in the Great Xpectations' common stock, or listing on an exchange, holders of the common stock will be unable to sell their securities through usual and customary stock brokerage channels and may be unable to determine the value of their securities.

         3. Restrictions on sales of common stock of Great Xpectations by affiliates. Persons who are deemed "affiliates" of Great Xpectations under the rules and regulations of the Securities and Exchange Commission may not sell their shares of common stock of Great Xpectations otherwise than in accordance with all of the requirements of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933. Rule 144 restricts the time, amount, and manner in which affiliates may sell their common stock. Both Dr. Watson and Mr. Sparks are affiliates of Great Xpectations. Additionally, due to his ownership of 53.67% of the common stock, Clinton H. Howard is considered to be an affiliate of Great Xpectations, and he will be in a position to control Great Xpectations and its management.


                 DISTRIBUTION OF SECURITIES OF GREAT XPECTATIONS

BACKGROUND AND REASONS FOR DISTRIBUTION

         The Board of Directors of GlobeNet decided to spin-off the stock of Great Xpectations to the stockholders of GlobeNet for the purpose of benefitting its stockholders. The Board of Directors of GlobeNet and the management of Great Xpectations believe that GlobeNet and Great Xpectations will be more effective as separate entities in attracting new distributors and promoting sales of their respective products. If Great Xpectations proves to be successful, the stockholders of GlobeNet will have an equity interest in two publicly held direct marketing companies. Following the completion of the distribution of all of the stock of Great Xpectations to the stockholders of GlobeNet, Great Xpectations will have no affiliation with GlobeNet whatsoever.

METHOD OF DISTRIBUTION AND SUBSEQUENT TRADING

         Certificates representing the 6,768,490 shares of Great Xpectations' common stock will be distributed by mail within ten (10) business days after the date of this prospectus to holders of GlobeNet common stock of record on June 5, 1998. On that date, GlobeNet had slightly fewer than 500 stockholders of record. The dividend will be distributed on the basis of 1 share of Great Xpectations for each 2 shares of GlobeNet. No exchange of shares, payment, or other action by holders of GlobeNet common stock will be required. Common stock of Great Xpectations will be distributed to the nearest number of whole shares rounding up. No fractional shares will be issued.

         A copy of this prospectus will be mailed to each GlobeNet stockholder of record as of June 5, 1998. Copies of this prospectus will also be mailed to brokers and dealers who are known to trade or make a market in the common stock of GlobeNet and to other brokers and dealers who might be interested in Great Xpectations. Great Xpectations does not anticipate that an active market for its common stock will develop within the foreseeable future. In the absence of an active trading market, Great Xpectations' stock will be a relatively illiquid investment. GlobeNet does not intend to make a market in the Great Xpectations' common stock after the distribution.


                                    DIVIDENDS

         Great Xpectations has not paid any cash dividends on its common stock and does not anticipate paying any such dividends in the foreseeable future.


                              FEDERAL INCOME TAXES

         GlobeNet will report the distribution of Great Xpectations' common stock as a distribution subject to the provisions of Section 301 of the United States Internal Revenue Code of 1986, as amended. GlobeNet will recognize gain as a result of the distribution to the extent the fair market value of the common stock exceeds the adjusted basis of such common stock in the hands of GlobeNet. GlobeNet will recognize no loss as a result of the distribution.

DIVIDENDS TAXED AS ORDINARY INCOME

         In the opinion of T. Alan Owen & Associates, P.C., counsel to GlobeNet, holders of GlobeNet common stock will be taxed on the dividend distribution as ordinary income to the extent of GlobeNet's current and accumulated earnings and profits, computed as of the close of the tax year during which the distribution occurs. A portion of the distribution, if any, which exceeds a GlobeNet's current and accumulated earnings and profits will reduce a stockholder's adjusted basis in his GlobeNet common stock, but not below zero. To the extent of any such reduction in basis, the distribution would not be currently taxable. If the amount of the distribution would have the effect of reducing a stockholder's adjusted basis in his GlobeNet common stock below zero, the excess will be treated as a gain from the sale or exchange of property. If the GlobeNet common stock is a capital asset in the hands of the stockholder, the gain will be a capital, either long-term or short-term, depending on whether the stockholder has held his GlobeNet common stock for more than six months.

         Non-corporate stock owners will be treated as having received a distribution equal to the fair market value at the date of the distribution of the common stock they receive. Corporate stock owners will generally be treated as having received a distribution in an amount equal to the lesser of (i) GlobeNet's adjusted basis in the common stock immediately prior to the distribution (which will be approximately $0.001 per share), increased by the amount of any gain recognized by GlobeNet on the distribution, or (ii) the fair market value of the common stock on the date of the distribution. However, corporate stockholders may be entitled to the dividends-received deduction, which would generally allow them a deduction, subject to certain limitations, from their gross income of 80 percent of the amount of the dividend.

         A non-corporate stockholder's tax basis in the common stock will equal the fair market value of the common stock on the date of the distribution and a corporate stockholder's tax basis in the common stock will generally equal the lesser of the fair market value of the common stock on the date of the distribution or the adjusted basis of the common stock in the hands of GlobeNet immediately prior to the distribution, increased in the amount of any gain recognized to GlobeNet on the distribution.

         The holding period of a corporate stockholder of GlobeNet will commence on the date of the distribution. If gain is recognized on the distribution by GlobeNet, as will be the case if the fair market value of the common stock distributed exceeds it suggests basis, a corporate stockholder's holding period will begin on the date of the distribution.

         If gain is not recognized by GlobeNet on the distribution and the basis of the common stock in the hands of the corporate stockholder is determined under Internal Revenue Code Section 301(d)(2)(B), then (except for gain from certain sales or exchanges of stock in foreign corporations) such corporate stockholder will not be treated as holding the common stock distributed during any period before the date on which such corporate stockholder's holding period in his common stock began.

         In the absence of a trading market for the common stock, "fair market value" is to be calculated in accordance with Internal Revenue Service Revenue Ruling 59-60, 1959-1C.B.237, which sets forth certain factors for such a determination (for example, the nature of the business, its history, the general economic outlook, book value, earnings capacity, dividend paying capacity, existence of goodwill, and recent sales of Great Xpectations shares). Neither GlobeNet nor Great Xpectations will advise the stockholders what the "fair market value" of the common stock will be on the distribution date. Each stockholder must make his own determination. However, GlobeNet intends to send stockholders I.R.S. Form 1099 (DIV) which will indicate the approximation of GlobeNet of the value of the dividend distribution, and such approximation will be $0.001 per share.

         The preceding discussion is a general summary of current federal income tax consequences of the dividend distribution as presently interpreted, and a given stockholder's particular tax consequences may vary depending on his individual circumstances. Stockholders are encouraged to consult their own tax counsel concerning the treatment of the distribution on their income tax returns.

         As a result of the Tax Reform Act of 1986, for a non-corporate taxpayer, there will be no preferential tax treatment of long-term capital gains. The distinction between short-term and a long-term capital gains will still exist, but all gains will be taxed as ordinary income.

CAPITALIZATION

         The following table shows the capitalization of Great Xpectations on June 5, 1998, December 31, 1998, and as adjusted to reflect issuance of the Bonus Stock to be issued pursuant to this prospectus.

                                                     OUTSTANDING              AS ADJUSTED (1)
                                                     -----------              ---------------
Common  stock, par value $0.001,                       $6,768                     $7,268
   50,000,000 shares authorized,
   6,768,490 and 7,268,490
   issued and outstanding

Additional Paid in Capital                             $  500                     $  500

(1) Includes the 500,000 shares of common stock to be issued to Forrest E. Watson, Everett Sparks, and T. Alan Owen & Associates, P.C. pursuant to the terms of their respective Employment Agreements with Great Xpectations.

SELECTED FINANCIAL DATA

         The following table sets forth selected financial information. Such information has been derived from the financial statement of Great Xpectations as of December 31, 1998, and for the previous years ended on December 31, 1997. This information should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in this prospectus immediately below this table.

                                                       YEAR ENDED
                                                      DECEMBER 31,
                                             ------------------------------
                                                 1998              1997
                                             -------------    -------------
Revenues:
    Sales                                    $   1,234,217    $   1,641,068
    Cost of sales                                  500,759          269,926
                                             -------------    -------------

Gross profit                                       733,458        1,371,142
                                             -------------    -------------

Operating expenses:
    General and administrative                     835,928          632,044
    Distributor commissions                        590,178          739,246
    Interest                                         8,115           21,375
    Goodwill impairment                            119,343
    Fixed asset impairment                          50,770
    Depreciation and amortization                   58,348           41,252
                                             -------------    -------------

Total operating expenses                         1,661,952        1,433,917
                                             -------------    -------------

Net income (loss) from operations                 (928,494)         (62,775)

Income taxes (benefit)                             (71,900)
                                             -------------


Net income (loss)                            $    (856,594)   $     (62,775)
                                             =============    =============

Earnings per share:
   Income (loss) per share                   $       (0.13)   $       (0.01)
                                             =============    =============

   Weighted average shares outstanding           6,768,490        6,768,490
                                             =============    =============




                                              DECEMBER 31
                                                  1998            1997
                                             -------------    -------------
BALANCE SHEET DATA:
Cash and cash equivalents                    $      41,229    $     155,987
Working capital (unaudited)                  $    (461,406)   $    (228,646)
Total assets                                 $     263,148    $     663,046
Retained earnings (deficit)                  $    (928,895)   $     (72,301)
Total shareholders' equity                   $    (411,904)   $      27,699

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

           While Great Xpectations is in business and is not a "development stage" company, it only has $41,229 cash for operating funds, and, as explained in "Risk Factors" above, this may not be sufficient working capital for Great Xpectations to survive as an operating entity. The only internal source of working capital or liquidity is product and service sales. At the present time, there are no external sources of liquidity.

            It is estimated that the cash requirements of Great Xpectations will be able to be satisfied with existing funds until October 1999. As a result, gross sales will have to increase by approximately $21,000 per week or working capital for the remainder of the year will have to be funded from additional equity (currently unknown to be available) or loan proceeds.

            Currently, Great Xpectations owes deferred compensation to Forrest E.Watson and Savanna Marketing, Inc. for management services rendered to Great Xpectations. The aggregate amount of such deferred compensation is $84,000.

            In order to be truly viable, Great Xpectations will have to obtain additional working capital in the form of a substantial line of credit loan or equity infusion, and increase its sales markedly. There are no assurances that additional capital would be available or, if available, could be obtained without the issuance of additional equity securities with a resultant dilution in the equity of the holders of common stock, or that financing could be arranged, if at all, on terms favorable to Great Xpectations. Further, there is no assurance that Great Xpectations will be able to increase its sales volume to the extent needed to maintain viable operations.

RESULTS OF OPERATIONS

            During the fiscal year ending on December 31, 1997, Great Xpectations experienced a steep decline in sales that was caused primarily by a large number of its distributors breaking off from Great Xpectations to form their own direct marketing company. In 1997, Great Xpectations had sales of $1,641,062, and had a net loss of $62,775. The loss in 1997 can be attributed to Great Xpectations taking on sufficient fixed overhead to properly handle its 1996 sales volume and having an unexpected, precipitous drop in total sales. However, Great Xpectations reorganized certain functions and responsibilities relating to sales and sales support. After the drastic drop in sales occurred and leveled out, sales started to increase slowly near the end of 1997. Although Great Xpectations was accruing certain expenses relating to its debt and employment contracts with its two principals, Great Xpectations covered its cash requirements for operations.

            During 1998, Great Xpectations' sales were relatively level, but increased slightly at the end of the year. The rebuilding of Great Xpectations' marketing network in 1997 was starting to show some returns in the form of increased marketing and recruiting. During 1998, Great

Xpectations had sales of $1,234,217 and had a net operational loss of $328,991. In addition to this, Great Xpectations took a write-down in its fixed assets and goodwill of $170,013, resulting in a total loss for 1998 of $498,994. Great Xpectations' management believes that sales will increase in 1999, and that it will report a small net profit for 1999.

OPERATING PLAN

            Great Xpectations now has no research and development costs as information on the products it sells such as herbal vitamin and food supplements is broadly available to the public. Great Xpectations takes this available information and "creates" its own mixes in order to have desirable products to market.

            Great Xpectations has property and equipment related to the marketing of its products and the support of its distributors. There are no significant capital items that could be used to create a large increase in sales. Therefore, Great Xpectations has no plans to acquire or dispose of any capital items during 1999, or at anytime in the forseeable future.

            Since Great Xpectations' distributors are independent contractors, not employees, it can double the size of its current sales force, which it intends to do, without increasing the number of its employees.

            There are no material commitments for capital expenditures as the Company is merely a marketing organization structure that provides its distributors with products and sales support.

DISCUSSION OF CHANGE IN FINANCIAL CONDITION

            As of December 31, 1998, Great Xpectations had cash on hand in the amount of $41,229, compared to $155,987 on December 31, 1997. While sales in 1998 were almost the same as in 1997, Great Xpectations increased its fixed overhead in 1998 to be able to support an increased number of distributors and this overhead cannot easily be trimmed. As of January 1999, Great Xpectations had pared its operating expenses to a minimum, including moving its offices to a less expensive lease space. In addition, Great Xpectations is no longer accruing certain costs such as compensation to principal officers. Management believes that this expense reduction will provide Great Xpectations with the cost savings necessary for it to continue as a going concern and pay its operating expenses.

            Should Great Xpectations not be able to cover its operating expenses from its cash flow, it has few alternate sources of capital. The officers and directors could, as they have done in the past, loan money to Great Xpectations. Great Xpectations might obtain investment funds from a third party, but no such negotiations are currently taking place.

            There are no known trends, events, or circumstances known to management that would cause a material impact on the financial position or the sales of Great Xpectations. There are no significant items of income or loss expected in the next twelve months that would materially affect the financial statements of Great Xpectations.

YEAR 2000 PROBLEM

            Great Xpectations does not anticipate a Year 2000 or Y2K problem with respect to its own equipment as all of its computers and software are Year 2000 compliant. In addition, Great Xpectations has retained paper copies of all computer information. Therefore, Great Xpectations does not expect to be materially affected by any Y2K problem or situation that should arise if it relates solely to Great Xpectations. However, since long distance telephone service, an industry that potentially will experience a Y2K problem, is one of the products currently being sold by Great Xpectations' marketing network, Great Xpectations could be indirectly affected. Additionally, if the trucking industry is affected by the Y2K problem, Great Xpectations could be affected by erratic or lack of product delivery.


                         MANAGEMENT OF GREAT XPECTATIONS

           The following table identifies the officers and directors of Great Xpectations.


            Name                                             Age                    Position
            ----                                             ---                    --------
            Forrest E. Watson, Ed.D.                         63            President , Treasurer, and
                                                                             Chairman of the Board

            Everett Sparks                                   49             Vice President, Secretary,
                                                                                    and Director



            Forrest E. Watson, Ed.D. Dr. Watson has served 34 years as a Superintendent of public school systems with responsibility for annual budgets in excess of $75,000,000. During his years of acting as a school system Superintendent, Dr. Watson supervised over $400,000,000 in school construction. Dr. Watson has served as the Chairman of the Board of Great Xpectations since the date of its formation. Dr. Watson was also a director of GlobeNet prior to his resignation upon the date of this prospectus. Dr. Watson acted as the Chairman of the Board of Directors and C.E.O. of Mighty Power U.S.A., Inc. from April 1995 to March 1997, the effective date of the merger of GlobeNet Inc., a Texas corporation, into Mighty Power U.S.A., Inc., GlobeNet's predecessor in interest.

            Everett Sparks. Mr. Sparks has worked in the financial side of the oil and gas production and marketing industry as an investor and a consultant for approximately 18 years, and a portion of his duties were economic forecasting and the building of economic models. Additionally, Mr. Sparks, has acted as a financial consultant to various private companies, concerning their operational and functional activities for approximately 15 years.

            The term of office of a director of Great Xpectations ends at the next annual meeting of Great Xpectations' stockholders or when his successor is elected and qualifies. The term of office of an officer of Great Xpectations ends at the annual meeting of the Board of Directors expected to take place immediately after the next annual meeting of the stockholders, or when his successor is elected and qualifies. Mr. Sparks began acting as an officer and a director of Great Xpectations as of December 31, 1998.

REMUNERATION

            Great Xpectations has authorized the issuance, effective as of the date of this prospectus, of 225,000, 225,000, and 50,000 shares of Great Xpectations's common stock to Forrest E. Watson, Ed.D., Everett Sparks, and T. Alan Owen & Associates, P.C., respectively, pursuant to Great Xpectations' Stock Bonus Plan. Dr. Watson and Mr. Sparks, Great Xpectations' two principal executive officers, have agreed with Great Xpectations that they will perform their agreed upon duties for no cash compensation from the date of this prospectus until Great Xpectations is profitable, and have agreed to perform such duties for the entire calendar year of 1999 for only the common stock described above, if necessary. Great Xpectations has paid no other remuneration to its officers or directors, and, except as disclosed herein, does not anticipate the payment of other remuneration until Great Xpectations becomes profitable in its business.

STOCK BONUS PLAN

            On December 15, 1998, the Board of Directors of Great Xpectations adopted a Stock Bonus Plan for the purpose of employing persons to work for Great Xpectations without cash payment for services and for incentive to perform well. Under the terms of such Plan, the Board of Directors is empowered to award common stock of Great Xpectations as compensation to employees of Great Xpectations, including the officers and independent contractors. The plan authorizes the Board of Directors to administer the Plan in its sole discretion, but permits an award of no more than 750,000 shares of common stock in any one year period. The Plan may be amended or terminated by the Board of Directors, but such amendment or termination cannot abrogate existing rights in the plan, and, with respect to any increase in the amount of stock to be awarded, requires approval of a majority of the stockholders of Great Xpectations.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

            As permitted by Nevada law, Great Xpectations' bylaws provide that Great Xpectations will indemnify its directors and officers against expense and liabilities they incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Great Xpectations' directors or officers unless, in any such action, they are judged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling Great Xpectations pursuant to the foregoing provisions, Great Xpectations has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

            The law firm of T. Alan Owen & Associates, P.C. has received legal fees of $5,000.00 for services rendered in connection with the preparation of the Registration Statement of which this prospectus forms a part and will be paid an additional $5,000.00 upon the date of this prospectus.

            On December 15,1998, Great Xpectations entered into Employment Contracts with Forrest E. Watson, Ed.D. and Everett Sparks for a one year term, beginning on January 1, 1999, without cash compensation. Under the terms of such Employment Contracts, Great Xpectations agreed to include such persons under the Great Xpectations' Stock Bonus Plan and issue 225,000 shares of Great Xpectations' $0.001 par value common stock to each of them immediately upon the date of this prospectus. Great Xpectations also presently intends that T. Alan Owen & Associates, P.C. will render legal services to Great Xpectations in connection with Great Xpectations' business to be conducted in the future, and has agreed to issue 50,000 shares of Great Xpectations' common stock to this law firm under the terms of the Great Xpectations' Stock Bonus Plan. However, as stated above, the law firm of T. Alan Owen & Associates, P.C. will perform services for Great Xpectations in the capacity of a third party, independent contractor, not as Great Xpectations' employee. It should be noted that a state court may determine not to enforce, or only partially enforce, certain provisions of the Employment Agreements relating to Dr. Watson, Mr. Sparks, and
T. Alan Owen & Associates, P.C. Concerning the Employment Contracts, it should be noted that a state court may determine not to enforce, or only partially enforce, certain provisions of the Employment Contracts.

            GlobeNet, Great Xpectations' parent, is paying all of the costs and expenses of this offering, estimated to be approximately $50,000, without any right to reimbursement, for Great Xpectations.


                 PRINCIPAL SECURITY HOLDERS OF GREAT XPECTATIONS


            After issuance of 500,000 shares of common stock under this prospectus pursuant to the Stock Bonus Plan of Great Xpectations (to Forrest E. Watson, Ed.D., Everett Sparks, and T. Alan Owen & Associates, P.C.), and the distribution as a dividend of the 6,768,490 shares of the common stock of Great Xpectations by GlobeNet, the following persons will be the persons known to Great Xpectations to own 5% or more, beneficially or of record, of the Common stock, and by all officers and directors of Great Xpectations as a group:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                              % OF
BENEFICIAL OWNER                                        AMOUNT                CLASS
----------------                                       --------              --------
Clinton H. Howard                                     3,900,928               53.67%
3917 Fox Glen Dr.
Irving, TX 75062

Penny Slinger Hills, Trustee                            702,002                9.66%
Hills 1988 Living Trust
910 Herman Gulch Road
Boulden Creek, CA 95006

Penny Slinger Hills, Trustee                             40,704                0.56%
Hills Survivors Trust
910 Herman Gulch Road
Boulden Creek, CA 95006

Dr. M. G. Robertson                                     500,000                6.88%
977 Centerville Turnpike
Virginia Beach, VA 23463


SECURITY OWNERSHIP OF MANAGEMENT

            All shares of common stock reflected in the table below are owned directly and are owned beneficially and of record, and such stockholder has sole voting, investment, and dispositive power, unless otherwise noted. The shares listed as owned by Clinton H. Howard, the President and Chairman of the Board of GlobeNet, includes 57,633 shares owned of record by Mr. Howard's wife. As a result, following the distribution of the common stock of Great Xpectations to the GlobeNet stockholders, Mr. Howard will control a majority of Great Xpectations' common stock. However, Mr. Howard has represented that he has no intention of actively participating in the management of Great Xpectations and does not plan to be an officer or director of Great Xpectations.


Title of Class                         Beneficial Owner                       Amount             % of Class
--------------                         ----------------                       ------             ----------
Common                               Forrest E. Watson, Ed.D.                 225,000               3.10%
                                     8925 Sterling Street
                                     Suite 120
                                     Irving, Texas 75063


Common                               Everett Sparks                           225,000               3.10%
                                     1861 Brown Boulevard
                                     Suite 759
                                     Arlington, TX 76011

Common                               All Officers & Directors                 450,000               6.20%
                                      as a Group

                                   LITIGATION

            Great Xpectations is currently engaged in a lawsuit that has been filed in Dallas County Court at Law No. 3, Dallas, Texas, styled "Harry C. Liversage v. Great Xpectations Marketing, Inc. and Mighty Power U.S.A., Inc.", Cause No. cc-98-06854-c. In the lawsuit, the Plaintiff is claiming unliquidated damages for alleged injuries sustained on the job and for wrongful termination. This lawsuit was filed on July 16, 1998. In the opinion of Great Xpectations' attorneys, T. Alan Owen & Associates, P.C., the lawsuit is without merit because Texas is an employment "at will" state and the Plaintiff's allegations of injuries are believed to be spurious.

            Other than the above lawsuit, Great Xpectations is not engaged in any litigation or similar proceeding.

            Great Xpectations is currently in a dispute with Epoch Network, Inc., the Internet service provider with whom Great Xpectations works. Epoch has asserted that Great Xpectations currently owes $300,000.00 to it for the block of Internet service contracted for by Great Xpectations. Great Xpectations disputes this assertion. It is Great Xpectations' position that only a portion of the applicable contractual provisions were adhered to by Epoch, as Epoch did not supply the required services in a timely fashion. Further, Great Xpectations is of the opinion that this dispute will be resolved in an amicable manner.


                 DESCRIPTION OF SECURITIES OF GREAT XPECTATIONS

COMMON STOCK

            General. Great Xpectations' authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value. Holders of the common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Great Xpectations has not paid any dividends on its common stock and does not anticipate paying dividends for the foreseeable future. In the event of liquidation, holders of the common stock are entitled to a proportionate share of any distribution of Great Xpectations' assets after the payment of liabilities. Holders of the common stock do not have preemptive rights. Each share of common stock is entitled to one vote, and cumulative voting is not permitted in the election of directors. All of the issued and outstanding shares of common stock are, and the shares being offered hereby will be, upon issuance, fully paid and non-assessable.

            Certain voting requirements. The affirmative vote of the holders of a majority of the shares present at a stockholders' meeting, at which a quorum is present, generally constitutes stockholder approval or authorization of matters for which such approval or authorization is required. A sale or transfer of substantially all of Great Xpectations' assets, liquidation, merger, consolidation, reorganization, or similar extraordinary corporate event generally requires the affirmative vote of a majority of the shares issued and entitled to vote thereon.

            Elimination or limitation of liability of directors. Great Xpectations' Articles of Incorporation contain a provision for the elimination or limitation of liability of directors that is permitted by Nevada law. The Articles of Incorporation provide that a director shall not be liable to Great Xpectations or its stockholders for monetary damages for breach of fiduciary duty as a director, but shall be liable (i) for any breach of the director's duty of loyalty to Great Xpectations or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for approving the payment of a dividend or a stock repurchase or redemption prohibited by the laws of the State of Nevada, and (iv) for any transaction from which the director derived an improper personal benefit.

            A director of a corporation organized and existing under the laws of the State of Nevada owes such corporation and its stockholders certain fiduciary duties. Nevada law directs that a director owes fiduciary duties to his corporation and it stockholders to act in the best interest of such corporation with undivided and unselfish loyalty and to use that amount of care in the management of such corporation's business which ordinary, careful, and prudent men would use in similar circumstances in the handling of their own affairs. More specifically, the duty of loyalty requires a director to place the interests of the corporation ahead of his personal or other business interests.

            The principal effect of the limitation of liability of the directors of Great Xpectations is that stockholders will not have a cause of action for monetary damages against a director for breach of fiduciary duty, including grossly negligent business decisions by a director of Great Xpectations. However, such limitation of liability provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of a director's fiduciary duty.

           In any case, the limitation of directors provision contained in Great Xpectations' Articles of Incorporation will not limit a director's liability for a violation, or violations, of federal securities laws.

           The directors of Great Xpectations have a personal interest in seeing the limitation of liability of directors provisions included in the Articles of Incorporation of Great Xpectations, at the potential expense of Great Xpectations' stockholders. Because Great Xpectations does not intend to maintain liability insurance covering its directors, Great Xpectations will incur a significant increase in liability exposure, or a greater risk to Great Xpectations's assets and equity. The potential effect of this increase in liability exposure is that Great Xpectations may incur a monetary loss as a result of a director's violation of his duty of care or duty of loyalty and may be unable to recoup such losses from the director. Any loss so incurred would reduce the equity of Great Xpectations and could result in a decline in the market value, if any, of the common stock held by Great Xpectations' stockholders.

TRANSFER AGENT

            Great Xpectations has retained Fidelity Transfer Company, 1800 SW Temple, Suite 301, Salt Lake City, Utah 84115, as the transfer agent for the common stock of Great Xpectations.


                                  LEGAL MATTERS

            The law firm of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite 420, Arlington, Texas 76011, has acted as legal counsel for GlobeNet and Great Xpectations in connection with the Registration Statement of which this prospectus forms a part and related matters.


                                     EXPERTS

            The financial statements of Great Xpectations as of December 31, 1997 and 1998, as included herein, have been audited by Osborn, Swalm, Thomas & Associates, PLLC, independent certified public accountants, as stated in its report appearing herein, and those financial statements are included in reliance upon the report of such accounting firm (appearing elsewhere herein) and upon its authority as an expert in auditing and accounting.


                             ADDITIONAL INFORMATION

           Great Xpectations has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, for this Offering. This prospectus does not contain all the information in the Registration Statement and its exhibits, which documents may be inspected and copied at the Public Reference Section of the Securities and Exchange Commission, at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE

Independent Auditors' Report                                                                                 F-2

  Financial Statements

     Balance Sheet as of December 31, 1998                                                                   F-3

     Statements of Operations for the years ended December 31, 1998 and 1997                                 F-4

     Statements of Shareholders' Equity for the years ended December 31, 1998 and 1997                       F-5

     Statements of Cash Flows for the years ended December 31, 1998 and 1997                                 F-6

     Notes to Financial Statements                                                                           F-7

All other schedules and financial statements are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

                           INDEPENDENT AUDITORS' REPORT

Board of Directors
Great Xpectations Marketing, Inc.
Dallas, Texas

We have audited the accompanying balance sheets of Great Xpectations Marketing, Inc. as of December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Xpectations Marketing, Inc. as of December 31, 1998 and the results of their operations and their cash flows for the two year period ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's significant operating losses and financial commitments raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OSBORN, SWALM, THOMAS & ASSOCIATES, PLLC

/s/ OSBORN, SWALM, THOMAS & ASSOCIATES, PLLC

Plano, Texas
March 19, 1999

                       GREAT XPECTATIONS MARKETING, INC.

                                  BALANCE SHEET
                                DECEMBER 31, 1998

                                                                                          DECEMBER 31,
ASSETS                                                                                        1999
                                                                                          -------------
Current assets:
   Cash                                                                                   $      41,229
   Accounts receivable, net of allowance
     for doubtful accounts                                                                        4,726
   Accounts receivable - related party                                                          100,000
   Inventory                                                                                     67,691
                                                                                          -------------
   Total current assets                                                                         213,646

Property and equipment, net of depreciation                                                      42,316

Other assets                                                                                      7,186
                                                                                          -------------

                                                                                          $     263,148
                                                                                          =============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
   Accounts payable, trade                                                                $     243,330
   Accrued expenses                                                                             200,022
   Notes payable - related parties                                                              231,700
                                                                                          -------------
   Total current liabilities                                                                    675,052
                                                                                          -------------

Commitment and contingencies                                                                        --

Shareholders' equity (deficiency):
   Preferred stock, $.001 par value; authorized
     20,000,000 shares: none issued                                                                 --
   Common stock, $.001 par value; authorized
     50,000,000 shares; issued and outstanding
     6,768,490 shares                                                                             6,768
   Paid in capital                                                                              510,223
   Retained earnings (deficit)                                                                 (928,895)
                                                                                          -------------

                                                                                               (411,904)
                                                                                          -------------

                                                                                          $     263,148
                                                                                          =============

                       See notes to financial statements.

                       GREAT XPECTATIONS MARKETING, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                YEAR ENDED
                                               DECEMBER 31,
                                        --------------------------
                                            1998           1997
                                        -----------    -----------
  Revenues:
    Sales                               $ 1,234,217    $ 1,641,068

    Cost of sales                           500,759        269,926
                                        -----------    -----------

Gross profit                                733,458      1,371,142
                                        -----------    -----------
Operating expenses:
   General and administrative               835,298        632,044
   Distributor commissions                  590,178        739,246
   Interest                                   8,115         21,375
   Goodwill impairment                      119,243             --
   Fixed asset impairment                    50,770             --
   Depreciation and amortization             58,348         41,252
                                        -----------    -----------
Total operating expenses                  1,661,952      1,433,917
                                        -----------    -----------
Loss from operations                       (928,494)       (62,775)

Income taxes (benefit)                      (71,900)            --
                                        -----------    -----------

Net loss                                $  (856,594)   $   (62,775)
                                        -----------    -----------
Earnings per share:
   Loss per share                       $     (0.13)   $     (0.01)
                                        -----------    -----------
   Weighted average shares outstanding    6,768,490      6,768,490
                                        ===========    ===========


                       See notes to financial statements.

                       GREAT XPECTATIONS MARKETING, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                      Common Stock                                                Total
                                                  ---------------------         Paid In          Retained      Shareholders'
                                                   Shares        Amount         Capital          Earnings         Equity
                                                  ---------     -------        ---------        ----------     -------------
Balances, December 31, 1996                       6,768,490     $ 6,768        $ 472,038        $ (435,668)    $      43,138

Contributions                                           --          --               300              --                 300

Net Income - three months ended
   March 31, 1997                                       --          --               --              9,526             9,526
Acquisitions / reverse merger                           --          --          (379,106)          426,142            47,036
                                                  ---------     -------        ---------        ----------     -------------

Balances, March 31, 1997                          6,768,490       6,768           93,232              --             100,000

Net Loss - nine months ended
   December 31, 1997                                    --          --               --            (72,301)          (72,301)
                                                  ---------     -------        ---------        ----------     -------------

Balances, December 31, 1997                       6,768,490       6,768           93,232           (72,301)           27,699

Forgiveness of inter-company debt                       --          --           416,991               --            416,991
Net Income (loss)                                       --          --               --           (856,594)         (856,594)
                                                  ---------     -------        ---------        ----------     -------------

Balances, December 31, 1998                       6,768,490     $ 6,768        $ 510,223        $ (928,895)    $    (411,904)
                                                  =========     =======        =========        ==========     =============



                       See notes to financial statements.

                       GREAT XPECTATIONS MARKETING, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                               ---------------------------
                                                                   1998           1997
                                                               -----------     -----------
Cash flow from operating activities:
  Net income (loss) from operations                            $  (856,594)    $   (62,775)
  Adjustments to reconcile loss to net cash
    provided by (used for) operations:
    Depreciation and amortization                                   58,348          41,252
    Goodwill impairment                                            119,243             --
    Fixed asset impairment                                          50,770             --
    Loss on inventory                                               34,839             --
    Income tax benefit                                             (71,900)
Change in assets and liabilities:
    Accounts receivable                                             10,945          (1,752)
    Inventory                                                       32,514          (6,664)
    Other assets                                                      (543)         18,269
    Accounts payable                                               228,227         (54,349)
    Accrued expenses                                                70,870          75,291
    Notes payable - related parties                                229,500             --
                                                               -----------     -----------

Cash provided by (used for) operating activities                   (93,781)          9,272
                                                               -----------     -----------

Cash flow from investing activities:
  Purchase of furniture and equipment                              (20,977)        (36,186)
                                                               -----------     -----------

Cash provided by (used for) investing activities                   (20,977)        (36,186)
                                                               -----------     -----------
Cash flow from financing activities:
  Inter-company advances                                               --          250,000
  Paid-in-capital                                                      --              300
  Payment on note payable                                              --         (100,000)
                                                               -----------     -----------

Cash provided by (used for) financing activities                       --          150,300
                                                               -----------     -----------

Net increase (decrease) in cash                                   (114,758)        123,386

Cash, beginning of year                                            155,987          32,601
                                                               -----------     -----------

Cash, end of year                                              $    41,229     $   155,987
                                                               ===========     ===========


                       See notes to financial statements

                        GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

1.   HISTORY:

Effective November 1, 1995 Seven Oaks Farms, Ltd. ("Seven Oaks") merged with Mighty Power, Inc. ("MPI"). The merger, a purchase under Accounting Principles Board Opinion 16, was accounted for as a reverse merger with MPI being the acquirer. The Company then changed its name to Mighty Power USA, Inc. ("Mighty Power).

Effective April 1, 1997, Mighty Power merged with GlobeNet Inc. (the "Merger"). The transaction, a purchase under Accounting Principles Board Opinion 16, has been accounted for as a reverse merger with GlobeNet Inc. being the acquirer. In connection with this transaction, the Company changed it name to GlobeNet International I, Inc. ("GNI").

Concurrent with the Merger, an affiliate of Mighty Power, Great Xpectations Marketing, Inc. ("GXI"), acquired all the assets and liabilities of two other affiliates of the Company, Health Thru Nature, Inc. ("HTN") and Mighty Power USA, L.C. ("MPLC") for $100,000 in notes payable. Mighty Power then purchased all the outstanding common stock of GXI for an additional $100,000 note payable. These transactions were also accounted for as purchases. Upon completion of the acquisitions Mighty Power transferred all its operating assets and liabilities to GXI.

As a result of these transactions, GXI (the "Company"), became a wholly-owned subsidiary of GNI consisting of the assets, liabilities and operations of GXI, Mighty Power, HTN, and MPLC. The Company is engaged in the marketing of nutritional supplements and personal care products.

On July 28, 1998, GNI announced its intention to separate GXI from its network marketing business through a spin-off to its shareholders ("the Distribution"). The Company's Board of Directors voted to approve, in principal, the Distribution subject to other approvals and consents and satisfactory implementation of the arrangements for the Distribution. The Company intends to consummate the Distribution effective June 30, 1998, through a special dividend to its stockholders of one share of GXI common stock for each two shares of Company common stock.

The Company was originally organized in Texas on April 10, 1995. In August, 1998 the Company redomiciled to Nevada and changed its capital structure to authorize 20,000,000 shares of $1.00 par value preferred stock and 50,000,000 shares of $.001 par value common stock. Issued and outstanding common stock was adjusted to 6,768,490 shares effective on that date. All share and per share amounts have been retroactively adjusted to reflect this change.

The financial statements present the financial position, results of operations and cash flows of GXI as if it were formed as a separate entity of GNI for all periods presented. GNI's historical basis in the assets and liabilities of GXI has been carried over to the financial statements. All material inter-company transactions and balances between GNI and GXI have been eliminated. GXI's balance due to GNI for inter-company transactions has been forgiven by GNI and recorded as additional paid-in-capital of $416,992.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION - The Company sells its products through a network of independent distributors. The Company recognizes revenue upon sale to its distributors and records an allowance for sales returns.

                       GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

INVENTORIES - Inventories, consisting of finished goods held for resale, work-in-process and raw materials are stated at the lower of cost of market.

CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation and amortization are being provided over the estimated useful lives of the related assets, principally on the straight-line and declining balance methods, ranging from three to seven years.

The Company reviews its property and other noncurrent assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is measured as the amount by which the carrying amount of the asset exceeds the fair market value of the asset less disposal costs.

ACCOUNTING ESTIMATES - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES - The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes". SFAS 109 requires an asset and liability approach to financial accounting for income taxes. In the event differences between the financial reporting basis and the tax basis of the Company's assets and liabilities result in deferred tax assets, SFAS 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided for a portion or all deferred tax assets when there is an uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

EARNINGS (LOSS) PER SHARE - Earnings (loss) per share (EPS) are calculated in accordance with Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share", which was adopted in 1997 for all years presented. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS is not presented since it would be anti-dilutive.

CREDIT RISK - The Company's trade accounts receivable arise in the normal course of business and primarily relate to sales of its products to its distributor network. Such receivables are unsecured. The Company performs ongoing credit evaluations of the entities from whom such accounts are receivable. The Company places its cash investments in high credit quality institutions and limits the amount of credit exposure to any one institution.

FINANCIAL INSTRUMENTS - The carrying value of cash and cash equivalents, accounts receivable and payable, accrued liabilities and notes payable approximate fair value due to the short-term maturities of these assets and liabilities. Fair value of long-term debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar maturities and collateral requirements.

COMPREHENSIVE INCOME - Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), requires that total comprehensive income be reported in the financial statements. For the years ended December 31, 1998, 1997 and 1996, the Company's comprehensive income (loss) was equal to its net income (loss) and the Company does not have income meeting the definition of other comprehensive income.

                       GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                      YEARS ENDED DECEMBER 31, 1998 AND 1997

3.   BASIS OF PRESENTATION:

The accompanying financial statements have been prepared assuming the Company will continue as a going concern; they do not include any adjustments that may be necessary relating to the recoverability of recorded asset amounts and classification of recorded asset and liabilities. The going concern basis of might not be appropriate since the Company has incurred substantial operating losses in recent years and has incurred significant financial commitments as of the date of this report.

The ability of the Company to continue as a going concern is dependant on the Company's ability to achieve profitable operations and obtain additional equity or long-term financing.

The Company is having preliminary discussions with potential investors regarding additional equity capital. Management believes that upon effective registration of the Company's common stock for trading, with the Securities and Exchange Commission, such potential investors may effect a merger with the Company and/or inject equity capital in to the Company. In addition, the Company plans to continue seeking additional products or lines of business that will add volume to its business without adding significant overhead costs.

4.   INVENTORIES:

At December 31, 1998 inventories consisted of the following:     DECEMBER 31,
                                                                     1998

         Finished goods                                             $67,691
                                                                        --
         Packaging materials and other                              -------

                  Total                                             $67,691
                                                                    =======

5.       PROPERTY AND EQUIPMENT:


At December 31, 1998 property and equipment consisted of the following:     DECEMBER 31,
                                                                                1998

         Furniture, fixtures and equipment
                                                                              $ 31,801
         Computer equipment and software                                        44,186
         Leasehold improvements                                                    --
                                                                               -------
         Total property and equipment                                           75,987
         Less accumulated depreciation and amortization                        (33,671)
                                                                               -------
                  Net property and equipment                                  $ 42,316
                                                                               =======

                        GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

6.   ACCRUED EXPENSES:

At December 31, 1998 accrued expenses consisted of the following:   DECEMBER 31,
                                                                        1998

         Sales and other taxes                                          $153,769
         Commissions                                                      21,000
         Compensation / Payroll                                           23,599
         Interest                                                            --
         Other                                                             1,654
                                                                        --------

                                                                        $200,022
                                                                        ========

8.   NOTES PAYABLE:

At December 31, 1998 notes payable consisted of the following:      DECEMBER 31,
                                                                        1998

         Demand notes payable - related parties                         $229,500
         Other                                                             2,200
                                                                        --------

                                                                        $231,700
                                                                        ========

In connection with the spin-off from GNI certain officers of the Company and related entities agreed to forgive debt receivable from GNI aggregating $228,653. In consideration of those sacrifices and other services performed, the Company awarded those individuals and their related entities compensation of $229,500 in the form of note payable. The notes are due on demand and accrue interest at 10% until paid. One note payable - related party in the amount of $190,000 is collateralized by all the outstanding common stock of GX Marketing, Inc. a newly formed subsidiary (see Note 13).

9.   COMMITMENTS:

In connection with providing internet access to distributors and customers the Company entered into a service agreement with Epoch Networks, Inc. ("Epoch"). Epoch agreed to provide internet access and related services for a two year period for fees based on volume and services provided with a $50,000 minimum per month after a six month ramp-up period. As of December 31, 1999 the Company owed Epoch approximately $200,000. In March 1999, the Company received a demand letter from Epochs attorneys demanding $300,000 and a commitment to honor the remaining $900,000 commitment under the agreement. Management contends that Epoch did not perform as agreed and verbally modified the agreements ramp-up.

The Company leases its office and warehouse space under an operating lease calling for monthly rent payments of $4,500 thru February 2002. Basic annual rents for each of the next four years are as follows:

         1999                                                           $49,500
         2000                                                            54,000
         2001                                                            54,000
         2002                                                             4,500

                       GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

9.   COMMITMENTS (CONTINUED):

The Company has employment agreements with two key employees calling for payment for services for one year, beginning with the effective date of the Company's registration statement, for 550,000 shares in Company common stock.

In 1998 the Company adopted a stock bonus plan reserving 750,000 shares of common stock for possible award to employees of the Company. As of the date of this report no shares had been awarded under this plan.

10.  CONTINGENCIES:

As of December 31, 1998 and as of the date of this report the Company is self-insured for casualty liability and product warranties. The Company's exposure from casualty and product related claims could have a material adverse effect to the Company.

From time to time the Company is involved in various legal matters arising in the normal course of business. In the opinion of Management, such matters will not have a material effect on the financial position of the Company.

11.  INCOME TAXES:

The Company was part of a consolidated tax return during the period owned by GNI. Net operating losses generated during that time were fully utilized by GNI in reducing consolidated taxable income resulting in an income tax benefit of $71,000. Deferred tax assets resulting from net operating loss carry-forwards originating after the spin-off (approximately $572,000) have not been recorded as there is doubt about the Company's ability to use them during the carry-forward period. Therefore such deferred tax assets have been fully offset by a valuation allowance.

Net operating loss carry forwards originating prior to the merger with GNI were lost to the Company due the significant change in the Company's ownership, in accordance with Internal Revenue Service Regulations.

12.  YEAR 2000 ISSUE

The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the Year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, of other third parties, will be fully resolved.

                       GREAT XPECTATIONS MARKETING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

13.  SUBSEQUENT EVENTS:

In January 1999, the Company formed a new subsidiary, GX Marketing, Inc. ("GXM") and transferred all customer service and administrative functions to GXM. The Company will pay GXM a fee for such services. In addition, the Company transferred the majority of its operating assets to GXM. All the outstanding common stock of GXM was pledged as collateral on one of the related party notes payable (see Note 8).

In addition, the Company entered into a credit arrangement with a related party to loan up to $30,000 to the Company (or its subsidiary) as needed for working capital purposes. As of the date of this report $1,000 has been advanced under the agreement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Nevada General Corporation Law provides that a corporation has the power to (i) indemnify directors, officers, employees, and agents of Great Xpectations against judgments, fines, and amounts paid in settlement in connection with suits, actions, and proceedings against certain expenses incurred by such parties if specified standards of conduct are met; and (ii) purchase and maintain insurance on behalf of any of the foregoing parties against liabilities incurred by such parties in the foregoing capacities. The Bylaws of Great Xpectations provide for indemnification of its officers and directors to the full extent permitted under Nevada law. In addition, such instrument contains a mandatory general authorization provision to the effect that expenses incurred by a director or officer in defending such inaction, suit, or proceeding shall be paid in advance of the final disposition thereof upon receipt of an undertaking to repay such amount if each yell ultimately be determined to that he is not entitled to be indemnified by Great Xpectations. (See item 17(c) below for a discussion of the position of the securities and exchange commission with respect to indemnification for securities act liabilities.)

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Filing Fee -- Securities and Exchange Commission        $         2
         Transfer Agents and Registrar's Fees                          1,000
         Accounting Fees                                              37,748
         Legal Fees                                                   10,000
         Printing Expenses                                               750
         Miscellaneous                                                   500
                                                                 -----------

                  Total                                          $    50,000

-----------------

         All of such fees will be borne by GlobeNet International I, Inc., the parent corporation of registrant.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Great Xpectations plans to issue 500,000 shares of its $0.001 par value common stock to Everett Sparks, Forrest E. Watson, and T. Alan & Associates, P.C., in consideration of their agreement to perform work for Great Xpectations in calendar year 1999.

         GlobeNet plans to rely on Section 4(1) of the Securities Act of 1933, as amended, for an exemption from the registration requirements of such Act. Great Xpectations relied on Section

4(2) of the Securities Act of 1933, as amended, for an exemption from such Act when the stock of Great Xpectations was issued to GlobeNet. Additionally, Great Xpectations obtained a signed representation from Mr. Sparks, Dr. Watson, and T. Alan Owen & Associates, P.C., of their intent to acquire the common stock of Great Xpectations for the purpose of investment only and not for purpose of the subsequent distribution thereof. The certificates representing the common stock to be issued to Mr. Sparks and Dr. Watson will be impressed with a legend restricting transfer of the securities represented thereby, and they will issue stop transfer instructions to Fidelity Transfer Company, Salt Lake City, Utah, the transfer agent for the Common Stock of Great Xpectations, concerning the certificates representing the shares of Common Stock to be issued to Mr. Sparks and Dr. Watson.

         Dr. Watson, Mr. Sparks, and T. Alan Owen & Associates, P.C. will, in this particular instance, be classified as sophisticated investors due to their in-depth knowledge of the business and assets of Great Xpectations.

ITEM 27. EXHIBITS.

         The following is a list of all the exhibits and financial statement schedules filed as part of this registration statement:

         Exhibits:

                  1.       Not applicable.

                  2.       Not applicable.

                  3.1. Articles of Incorporation of Great Xpectations, as filed on December 31, 1998 with the Secretary of State of Nevada.

                  3.2.     Bylaws of Great Xpectations.

                  4. Selected provisions of the Articles of Incorporation of Great Xpectations that define the rights of the holders of the Common Stock of Great Expectations being registered under this Registration Statement.

                  5. Opinion of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite 420, Arlington TX 76011, regarding the legality of the securities being registered under this Registration Statement.

                  6.       Not applicable.

                  7.       Not applicable.

                  8. Tax opinion of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite 420, Arlington TX 76011.

                  9.       Not applicable.

                  10.1. Employment Contract between Great Xpectations and Forrest E. Watson.

                  10.2. Employment Contract between Great Xpectations and Everett Sparks.

                  10.3. Employment Contract between Great Xpectations and T. Alan Owen & Associates, P.C.

                  10.4.    Stock Bonus Plan.

                  11.      Not applicable.

                  12.      Not applicable.

                  13.      Not applicable.

                  14.      Not applicable.

                  15.      Not applicable.

                  16.      Not applicable.

                  17.      Not applicable.

                  18.      Not applicable.

                  19.      Not applicable.

                  20.      Not applicable.

                  21.      Not applicable.

                  22.      Not applicable.

                  23.      Not applicable.

                  24.1. The consent of T. Alan Owen & Associates, P.C., Arlington, Texas, to the use of its opinion with respect to the legality of the securities covered by this Registration Statement and to the use of its tax opinion, and to the references to such firm in the Prospectus filed as part of this Registration Statement.

                  24.2. The consent of Osborn, Swalm, Thomas & Associates, PLLC, soon to be known as Swalm, Thomas & Associates, Certified Public Accountants, to the use of the financial statement of Great Xpectations that was audited by such firm and to the references to such firm in the Prospectus filed as a part of this Registration Statement.

                  25.      Not applicable.

                  26.      Not applicable.

                  27.      Not applicable.

                  28.      Not applicable.

                  29.      Not applicable.

            Financial statement schedules:

                           None.






                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irving, State of Texas, on April 9, 1999, effective as of December 31, 1998.


                                 GREAT XPECTATIONS MARKETING, INC.,
                                 a Nevada corporation



                                 By:
                                    ------------------------------------
                                       Forrest E. Watson, President

         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                      Date
---------                            -----                      ----




-----------------------------
Forrest E. Watson                    President and              April 9, 1999
                                     Treasurer and
                                     Director




-----------------------------
Everett Sparks                       Vice President             April 9, 1999
                                     and Secretary and
                                     Director

                               INDEX TO EXHIBITS




EXHIBIT
NUMBERS                                      DESCRIPTION
-------                                      -----------

  3.1.            Articles of Incorporation of the Company, as filed on December 31, 1998 with the
                  Secretary of State of Nevada.

  3.2.            Bylaws of the Company.

  4.              Selected provisions of the Articles of Incorporation of Great Xpectations that define the rights of the holders of the Common Stock of Great Xpectations being registered under this Registration Statement.

  5.              Opinion of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite 420,
                  Arlington TX 76011, regarding the legality of the securities being registered under this Registration Statement.

  8.              Tax opinion of T. Alan Owen & Associates, P.C., 1112 East Copeland Road, Suite
                  420, Arlington TX 76011.

  10.1.           Employment Contract between Great Xpectations and Forrest E. Watson.

  10.2.           Employment Contract between Great Xpectations and Everett Sparks.

  10.3.           Employment Contract between Great Xpectations and T. Alan Owen & Associates, P.C.

  10.4.           Stock Bonus Plan.

  24.1.           The consent of T. Alan Owen & Associates, P.C., Arlington, Texas, to the use of
                  its opinion with respect to the legality of the securities covered by this
                  Registration Statement and to the use of its tax opinion, and to the references to such firm in the Prospectus filed as part of this Registration Statement.

  24.2.           The consent of Osborn, Swalm, Thomas & Associates, PLLC, Certified Public Accountants, to
                  the use of the financial statement of Great Xpectations that was audited by such firm and to the references to such firm in the Prospectus filed as a part of this Registration Statement.
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